EXHIBIT 11.1

                         EARNINGS PER SHARE TABLE


                                             Years ended September 30,
                                        -----------------------------------
                                            1996        1997        1998
                                        ----------- ----------- -----------

Net Income                               $   7,288   $   8,954   $   6,681

Weighted average number of
  shares for BASIC net income
  per common share                       8,631,578  11,504,500  11,516,631

Net income per share - BASIC              $   0.84    $   0.78    $   0.58
                                        =========== =========== ===========


Weighted average number of
  shares for DILUTED net
  income per common share                8,639,498  11,605,706  11,614,692

Net income per share - DILUTED            $   0.84    $   0.77    $   0.58
                                        =========== =========== ===========